Exhibit 10.2
LIBOR/Prime Referenced Rate
Addendum To Loan and Security Agreement
This LIBOR/Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of February 7, 2011, by and between Comerica Bank (“Bank”) and Somaxon Pharmaceuticals, Inc., a Delaware corporation (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement dated as of even date herewith (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Agreement”).
1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.
a. “Advance” means a borrowing requested by Borrower and made by Bank under the Agreement, including any refunding of an outstanding Advance as the same type of Advance or the conversion of any such outstanding Advance to another type of Advance, and shall include a LIBOR-based Advance and a Prime-based Advance.
b. “Applicable Interest Rate” means the LIBOR-based Rate plus the Applicable Margin or the Prime Referenced Rate plus the Applicable Margin, as selected by Borrower from time to time or as otherwise determined in accordance with the terms and conditions of this Addendum.
c. “Applicable Margin” means:
(1)	in respect of the LIBOR—based Rate, three percent (3.00%) per annum; and
(2)	in respect of the Prime Referenced Rate, one half of one percent (0.50%) per annum.
d. “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating to LIBOR-based Advances, the LIBOR-based Rate, and the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.
e. “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:
(1)
for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)
1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

f. “Daily Adjusting LIBOR Rate Advance” means an Advance which bears interest at the Daily Adjusting LIBOR Rate plus the Applicable Margin.
g. “LIBOR-based Advance” means an Advance which bears interest at the LIBOR-based Rate plus the Applicable Margin.
h. “LIBOR-based Rate” means a per annum interest rate which is equal to the quotient of the following:
(1)	the LIBOR Rate;

divided by

(2)
1.00 minus the maximum rate (expressed as a decimal) during such LIBOR Period at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

provided, however, in no event and at no time shall the LIBOR-based Rate be less than two percent (2.00%) per annum.
i. “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.
j. “LIBOR Period” means, with respect to a LIBOR-based Advance, a period of one (1) month, two (2) months, or three (3) months, as selected by Borrower (and which period is acceptable to Bank in its sole discretion), or as otherwise determined pursuant to and in accordance with the terms of this Addendum, commencing on the day a LIBOR-based Advance is made or the day an Advance is converted to a LIBOR-based Advance or the day an outstanding LIBOR-based Advance is refunded or continued as another LIBOR-based Advance for an applicable LIBOR Period, provided that any LIBOR Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the LIBOR Period shall end on the next preceding Business Day, and when a LIBOR Period begins on a day which has no numerically corresponding day in the calendar month during which such LIBOR Period is to end, it shall end on the last Business Day of such calendar month. In the event that any LIBOR-based Advance is at any time refunded or continued as another LIBOR-based Advance for an additional LIBOR Period, such LIBOR Period shall commence on the last day of the preceding LIBOR Period then ending.
k. “LIBOR Rate” means, with respect to any Obligations outstanding under the Agreement bearing interest on the basis of the LIBOR-based Rate, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant LIBOR Period for such Obligations, commencing on the first day of such LIBOR Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such LIBOR Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or, in the absence of such other service, the “LIBOR Rate” shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such LIBOR Period in the interbank eurodollar market in an amount comparable to the principal amount of the respective LIBOR-based Advance which is to bear interest on the basis of such LIBOR-based Rate and for a period equal to the relevant LIBOR Period.

l. “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.
m. “Prime-based Advance” means an Advance which bears interest at the Prime Referenced Rate plus the Applicable Margin.
n. “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.
o. “Request for Advance” means a Request for Advance issued by Borrower under this Addendum in the form of Exhibit “A” attached hereto and incorporated herein by this reference.
2. Interest Rate Options. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the LIBOR-based Rate plus the Applicable Margin or the Prime Referenced Rate plus the Applicable Margin, as elected by Borrower or as otherwise determined under this Addendum.
3. Payment of Interest on Advances. Accrued and unpaid interest on the unpaid balance of each outstanding Advance shall be payable monthly, in arrears, on the first day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). Subject to the definition of “LIBOR Period” hereunder, in the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing on the basis of the Prime Referenced Rate shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Applicable Interest Rate as a result of any change in the Prime Referenced Rate on the date of each such change. Interest accruing on the basis of the LIBOR-based Rate shall be computed on the basis of a 360 day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.
4. Bank’s Records. The amount and date of each Advance under the Agreement, its Applicable Interest Rate, its LIBOR Period, if applicable, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof. For any Advance under the Agreement bearing interest on the basis of the LIBOR-based Rate, if Bank shall designate a LIBOR Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying such Advance on the books of such LIBOR Lending Office.
5. Selection/Conversion of Interest Rate Options. Borrower may request an Advance hereunder, including the refunding of an outstanding Advance as the same type of Advance or the conversion of an outstanding Advance to another type of Advance, upon the delivery to Bank of a Request for Advance executed by Borrower, subject to the following: (a) Bank shall not have made demand under the Agreement and no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, shall have occurred and be continuing or exist under the Agreement; (b) each such Request for Advance shall set forth the information required on the Request for Advance form attached hereto as Exhibit “A”; (c) each such Request for Advance shall be delivered to Bank by 3:00 p.m. P.S.T. (and for requests made at month end, the day before a holiday or for a wire transfer, 1:30 p.m P.S.T.) on the proposed date of the requested Advance; (d) the principal amount of each LIBOR-based Advance shall be at least Two Hundred Fifty Thousand Dollars ($250,000.00)(or such lesser amount as is acceptable to Bank in its sole discretion); (e) the proposed date of any refunding of any outstanding LIBOR-based Advance as another LIBOR-based Advance or the conversion of any outstanding LIBOR-based Advance to another type of Advance shall only be on the last day of the LIBOR Period applicable to such outstanding LIBOR-based Advance; and (f) a Request for Advance, once delivered to Bank, shall not be revocable by Borrower.

a. Advances hereunder may be requested in Borrower’s discretion by telephonic notice to Bank. Any Advance requested by telephonic notice shall be confirmed by Borrower that same day by submission to Bank, either by first class mail, facsimile or other means of delivery acceptable to Bank, of the written Request for Advance aforementioned. Borrower acknowledges that if Bank makes an Advance based on a telephonic request, it shall be for Borrower’s convenience and all risks involved in the use of such procedure shall be borne by Borrower, and Borrower expressly agrees to indemnify and hold Bank harmless therefor. Bank shall have no duty to confirm the authority of anyone requesting an Advance by telephone.
b. If, as to any outstanding LIBOR-based Advance, Bank shall not receive a timely Request for Advance, or telephonic notice, in accordance with the foregoing requesting the refunding or continuation of such Advance as another LIBOR-based Advance for a specified LIBOR Period or the conversion of such Advance to a Prime-based Advance, effective as of the last day of the LIBOR Period applicable to such outstanding LIBOR-based Advance, and as of the last day of each succeeding LIBOR Period, the principal amount of such Advance which is not then repaid shall be automatically refunded or continued as a LIBOR-based Advance having a LIBOR Period equal to the same period of time as the LIBOR Period then ending for such outstanding LIBOR-based Advance, unless Borrower is/are not entitled to request LIBOR-based Advances hereunder or otherwise elect the LIBOR-based Rate as the basis for the Applicable Interest Rate for the principal Obligations outstanding hereunder in accordance with the terms of this Addendum, or the LIBOR-based Rate is not otherwise available to Borrower as the basis for the Applicable Interest Rate hereunder for the principal Obligations outstanding hereunder in accordance with the terms of this Addendum, in which case, the Prime Referenced Rate plus the Applicable Margin, shall be the Applicable Interest Rate hereunder in respect of such Obligations for such period, subject in all respects to the terms and conditions of the Agreement. The foregoing shall not in any way whatsoever limit or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations at any time in Bank’s sole and absolute discretion or any of Bank’s rights or remedies under the Agreement upon the occurrence of any Event of Default thereunder, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default.
6. Default Interest Rate. From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise Applicable Interest Rate(s), which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.
7. Prepayment. If Borrower make(s) any payment of principal with respect to any LIBOR-based Advance on any day other than the last day of the LIBOR Period applicable thereto (whether voluntarily, by acceleration, required payment or otherwise), or if Borrower fail(s) to borrow any LIBOR-based Advance after notice has been given by Borrower (or any of them) to Bank in accordance with the terms of this Addendum requesting such Advance, or if Borrower fail(s) to make any payment of principal or interest in respect of a LIBOR-based Advance when due, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for said Advance(s) provided under this Addendum, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant LIBOR-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund any LIBOR-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Borrower may prepay all or part of the outstanding balance of any Prime-based Advance under this Addendum or any Obligations which is bearing interest based upon the Prime Referenced Rate at any such time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion, whether such Obligations is bearing interest based upon the LIBOR-based Rate or the Prime Referenced Rate at such time.
BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR-BASED RATE ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH HEREIN (“PREPAYMENT AMOUNT”), EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR-BASED RATE ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE AGREEMENT, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR-BASED RATE ADVANCE PURSUANT TO THE AGREEMENT IN RELIANCE ON THESE AGREEMENTS.

/s/ TN
BORROWER’S INITIALS
8. Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.
a. If, at any time, Bank determines that, (a) Bank is unable to determine or ascertain the LIBOR-based Rate, or (b) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank for any applicable Advance or LIBOR Period, or (c) the LIBOR-based Rate plus the Applicable Margin will not accurately or fairly cover or reflect the cost to Bank of maintaining any of the Obligations under this Addendum based upon the LIBOR-based Rate, then Bank shall forthwith give notice thereof to Borrower. Thereafter, until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request a LIBOR-based Advance and to convert an Advance to or refund an Advance as a LIBOR-based Advance shall be suspended, and the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for all Obligations during such period of time.
b. If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for Bank (or its LIBOR Lending Office) to make or maintain any Advance with interest based upon the LIBOR-based Rate, Bank shall forthwith give notice thereof to Borrower. Thereafter, (a) until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request a LIBOR-based Advance and to convert an Advance to or refund an Advance as a LIBOR-based Advance shall be suspended, and thereafter, the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for all Obligations, and (b) if Bank may not lawfully continue to maintain an outstanding LIBOR-based Advance to the end of the then current LIBOR Period applicable thereto, the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for the remainder of such LIBOR Period with respect to such outstanding Advance.

c. If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank (or its LIBOR Lending Office) to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank (or its LIBOR Lending Office) of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its LIBOR Lending Office), or shall impose on Bank (or its LIBOR Lending Office) or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.
d. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.
9. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.
10. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.
IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK		SOMAXON PHARMACEUTICALS, INC.

By:	/s/ Linda S. Le Beau	By:	/s/ Tran B. Nguyen

Name:	Linda S. Le Beau	Name:	Tran B. Nguyen

Title:	VP	Title:	VP, CFO

EXHIBIT “A”
REQUEST FOR ADVANCE
Borrower hereby requests COMERICA BANK (“Bank”) to make a                                          [LIBOR-based Rate/Prime Referenced Rate] Advance to Borrower on                                            , in the amount of                                                                            Dollars ($            ) under the Loan and Security Agreement dated as of February 7, 2011, entered into between Borrower and Bank (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Agreement”). Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement. The LIBOR Period for the requested Advance, if applicable, shall be                                                                 . In the event that any part of the Advance requested hereby constitutes the refunding or conversion of an outstanding Advance, the amount to be refunded or converted is                                                                            Dollars ($            ), and the last day of the LIBOR Period for the amounts being converted or refunded hereunder, if applicable, is                                            .
Borrower represents, warrants and certifies that no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing under the Agreement, and none will exist upon the making of the Advance requested hereunder. Borrower further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Agreement will not exceed the face amount thereof. If the amount advanced to Borrower under the Agreement shall at any time exceed the face amount thereof, Borrower will immediately pay such excess amount, without any necessity of notice or demand.
Borrower hereby authorizes Bank to disburse the proceeds of the Advance being requested by this Request for Advance by crediting the account of Borrower with Bank separately designated by Borrower or as Borrower may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding of all or any part of any outstanding Advance(s), in which case, such proceeds shall be deemed to be utilized, to the extent necessary, to refund or convert that portion stated above of the existing outstandings under such Advance(s).
Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Agreement.
Dated this                       day of                                           .

SOMAXON PHARMACEUTICALS, INC.

By:
Name:
Title: